Exhibit 99

Cascade Natural Gas Corp. merger completed; company joins MDU Resources Group

BISMARCK, N.D. – July 2, 2007– MDU Resources Group, Inc. (NYSE: MDU) announced today that its merger with Cascade Natural Gas Corp. has been finalized. Cascade is now a subsidiary of MDU Resources.

The merger is for cash consideration of $26.50 per share. The total value of the transaction, including outstanding Cascade indebtedness, is approximately $475 million.

“We are extremely pleased with this acquisition,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Cascade is in a high-growth area, it’s a well-run company and it fits our long-term objective of growing our regulated utility as part of our overall business portfolio.

“We are committed to continue the high level of service that Cascade customers have come to expect.”

Cascade was founded in 1953 and employs nearly 380 people. The merger was originally announced on July 9, 2006.

Shareholders of Cascade with book-entry shares at Bank of New York will automatically receive payment by check. Shares held at a broker or another bank will be paid by those institutions. Shareholders of Cascade holding stock certificates will receive a notice in the mail containing instructions explaining the procedure for converting Cascade stock certificates to the per share merger payment. For more information, contact the exchange agent, Bank of New York, at 800-507-9357; or check online at www.cngc.com or www.mdu.com.

Cascade joins Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. as a third utility business within MDU Resources. Montana-Dakota and Great Plains serve more than 250,000 natural gas customers and 120,000 electric customers in five Upper Midwest states. Cascade serves 246,000 customers in 93 communities – 65 of which are in Washington and 28 in Oregon. Cascade’s service areas are concentrated in western and south central Washington and south central and eastern Oregon.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, electric and natural gas utilities, and independent power production. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

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Contacts:

For financial inquiries, contact:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

For media inquiries, contact:
Mark Hanson, public relations representative, (701) 530-1093
Rick Matteson, director of communications and public relations, (701) 530-1700